                                                                   EXHIBIT 11.3

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES

          STATEMENT RE: COMPUTATION OF PRO FORMA PER SHARE EARNINGS*

                                                              SIX MONTHS ENDED
                                                                NOVEMBER 30,
                                                             --------------------
                                                 YEAR ENDED
                                                MAY 31, 1994   1993       1994
                                                ------------ ---------  ---------
                                                 PRO FORMA   PRO FORMA  PRO FORMA
                                                  COMBINED   COMBINED   COMBINED
                                                ------------ ---------  ---------
                                                (AMOUNTS IN MILLIONS, EXCEPT PER
                                                         SHARE AMOUNTS)
FOR PRIMARY EARNINGS PER SHARE
Shares outstanding at beginning of period.....     165,898    165,898    166,081
Shares issued upon exercise of stock options..          60          8        171
Dilutive effect of outstanding stock options..       1,114        198      2,138
Shares issued as grants of restricted stock,
 net of cancellations.........................         (48)       (11)       --
Shares assumed issued in the Merger...........      33,190     33,190     33,190
                                                  --------   --------   --------
Pro forma weighted average number of shares
 and share equivalents outstanding............     200,214    199,283    201,580
                                                  ========   ========   ========
Pro forma income from continuing operations
 before cumulative effect of a change in
 accounting principle.........................    $214,521   $ 75,008   $103,146
                                                  ========   ========   ========
Earnings per share from continuing operations
 before cumulative effect of a change in
 accounting principle.........................    $   1.07   $    .38   $    .51
                                                  ========   ========   ========
FOR FULLY DILUTED EARNINGS PER SHARE
Pro forma weighted average number of shares
 used in primary calculation..................     200,214    199,283    201,580
Additional dilutive effect of stock options...          97         44        168
Assumed conversion of dilutive convertible
 debentures...................................      13,966     13,978     12,909
                                                  --------   --------   --------
Pro forma fully diluted weighted average
 number of shares.............................     214,277    213,305    214,657
                                                  ========   ========   ========
Pro forma income from continuing operations
 used in primary calculation..................    $214,521   $ 75,008   $103,146
Adjustments for interest expense, contractual
 allowances and income taxes..................       5,981      2,491      3,728
                                                  --------   --------   --------
Adjusted pro forma income from continuing
 operations used in fully diluted calculation.    $220,502   $ 77,499   $106,874
                                                  ========   ========   ========
Pro forma earnings per share from continuing
 operations before cumulative effect of a
 change in accounting principle...............    $   1.03   $    .36   $    .50
                                                  ========   ========   ========

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 * All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.